Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 333-127124 Post-Effective Amendment No. 1 dated January 3, 2006 on Form S-8 to Registration Statement on Form S-4 of Bank of America Corporation, pertaining to the 401(k) Plus Savings Plan of MBNA Corporation of our report dated June 15, 2007, with respect to the financial statements and supplemental schedule of the MBNA Corporation 401(k) Plus Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2006 and for the year then ended.

/s/ Morris, Davis & Chan LLP

Charlotte, North Carolina

June 15, 2007